Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Pope & Talbot, Inc.:

We consent to incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-92255, 33-34996, 333-04223, 333-72737, 33-64764 and 333-60586) of Pope & Talbot, Inc. and subsidiaries of our report dated January 21, 2004, relating to the consolidated balance sheets of Pope & Talbot, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and cash flows for the two-year period ended December 31, 2003, which report appears in the Annual Report on Form 10-K/A of Pope & Talbot, Inc. and subsidiaries for the year ended December 31, 2003.

KPMG LLP

Portland, Oregon

September 30, 2004